UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2014

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

When used in this Current Report on Form 8-K, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “Iron Mountain,” “we,” “our” and “us” refer to Iron Mountain Incorporated and its subsidiaries, including its taxable REIT subsidiaries (“TRSs”), with respect to the period prior to the Merger (as defined herein) and Iron Mountain REIT, Inc. and its subsidiaries, including its TRSs, with respect to the period after the Merger. In addition, “Common Stock” refers to common stock of Iron Mountain Incorporated with respect to the period prior to the Merger and common stock of Iron Mountain REIT, Inc. with respect to the period after the Merger.

Item 8.01.                                        Other Events.

Merger

As previously disclosed, on June 25, 2014, Iron Mountain’s board of directors unanimously approved our conversion to a real estate investment trust (“REIT”) for federal income tax purposes effective for our taxable year commencing January 1, 2014 (the “REIT Conversion”). As such, we intend to elect REIT status effective January 1, 2014.

As one of the steps in the REIT Conversion, we intend to merge with and into Iron Mountain REIT, Inc., our new, wholly owned, direct subsidiary formed under Delaware law (“Iron Mountain REIT”), pursuant to an Agreement and Plan of Merger to be entered into between us and Iron Mountain REIT (the “Merger Agreement”), with Iron Mountain REIT succeeding to and continuing to operate the existing business of Iron Mountain (the “Merger”). Effective at the time of the Merger, Iron Mountain REIT will be renamed “Iron Mountain Incorporated.”

We expect that the Merger will facilitate our compliance with REIT tax rules by ensuring the effective adoption of the charter provisions that implement share ownership and transfer restrictions required by the REIT tax rules. We intend to hold a special meeting of stockholders in the second half of 2014 at which our stockholders will have the opportunity to vote on the proposed Merger (the “Special Meeting”). Iron Mountain REIT has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a definitive proxy statement of Iron Mountain and prospectus of Iron Mountain REIT (when available) that will describe in further detail the proposed Merger and the REIT ownership restrictions in connection therewith.

If the Merger Agreement is adopted and approved by the required vote of our stockholders and the Merger is completed, upon the effectiveness of the Merger, the outstanding shares of our common stock (“Iron Mountain Common Stock”) will be converted into the right to receive the same number of shares of common stock of Iron Mountain REIT (“Iron Mountain REIT Common Stock”), which will be governed by the Certificate of Incorporation of Iron Mountain REIT, Inc. (the “Iron Mountain REIT Charter”). Except as described in the sections below entitled “Restrictions on Ownership and Transfer” and “Exclusive Forum Bylaw,” the rights as a holder of Iron Mountain REIT Common Stock, which are governed by the Iron Mountain REIT Charter and the bylaws of Iron Mountain REIT (the “Iron Mountain REIT Bylaws”), are substantially the same as the rights as a holder of Iron Mountain Common Stock, which are governed by the Amended and Restated Certificate of Incorporation of Iron Mountain Incorporated (the “Iron Mountain Charter”) and the bylaws of Iron Mountain Incorporated (the “Iron Mountain Bylaws”). The material difference between the rights as a holder of Iron Mountain Common Stock and the rights as a holder of Iron Mountain REIT Common Stock is that, in order to facilitate compliance with requirements under the Internal Revenue Code of 1986, as amended (the “Code”), that are applicable to REITs in general, as described in the section below entitled “Material Federal Income Tax Considerations,” the Iron Mountain REIT Charter generally prohibits any stockholder from owning more than 9.8% of the outstanding shares of Iron Mountain REIT Common Stock or any other class or series of Iron Mountain REIT stock.  These limitations are subject to waiver or modification by the board of directors of Iron Mountain REIT.  In addition, the Iron Mountain REIT Bylaws include a bylaw that designates, with certain exceptions, Delaware, as the exclusive forum for certain legal actions (the “Exclusive Forum Bylaw”).

2014 Special Distribution

As summarized in the section below entitled “Material Federal Income Tax Considerations,” to qualify as a REIT, we must continually satisfy various qualification tests imposed under the Code, concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our stockholders.  In connection with such qualification tests, and in accordance with tax rules applicable to REIT conversions, for us to be eligible to elect REIT status for federal income tax purposes effective for our taxable year commencing January 1, 2014, we anticipate making a special distribution in the second half of 2014 to our stockholders of our previously undistributed accumulated earnings and profits attributable to all taxable periods ending on or prior to December 31, 2013 (the “2014 Special Distribution”). The 2014 Special Distribution also will include some other items of taxable income that we expect to recognize in 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign earnings and profits repatriated as dividend income.  We expect to pay the 2014 Special Distribution of between $600 million and $700 million in a single distribution in the second half of 2014, with at least 80% of the 2014 Special Distribution in the form of our Common Stock and up to 20% in cash.  We may decide, based on our cash flows and strategic plans, leverage and other factors, to pay the 2014 Special Distribution entirely in cash or a different mix of cash and Common Stock. The timing, amount and form of the planned payment of the 2014 Special Distribution, which may or may not occur, will be determined by our board of directors and may be impacted by potential tax law changes and other factors beyond our control; provided, however, that if we declare the 2014 Special Distribution prior to the completion of the Merger, then we will pay the 2014 Special Distribution prior to the completion of the Merger.  The 2014 Special Distribution will follow an initial earnings and profits distribution of $700 million paid on November 21, 2012 and will result in a total payout of our accumulated earnings and profits distributions associated with the REIT Conversion, as well as the other items of taxable income described above, of an estimated $1,300 to $1,400 million.  We will publicly announce a record date and payment date for the 2014 Special Distribution after such dates are determined by our board of directors. Our obligations with respect to any dividends or other distributions to our stockholders that we declare with a record date prior to the effective time of the Merger, including any dividends that our stockholders have chosen to receive in the form of Common Stock, but not paid prior to the effective time of the Merger will be paid by Iron Mountain REIT as the surviving corporation in the Merger in accordance with the terms of the Merger Agreement and provided that, in the case of any dividends that our stockholders have chosen to receive in the form of Common Stock, such dividends will be paid by Iron Mountain REIT as the surviving corporation in the Merger in the form of Iron Mountain REIT Common Stock.

Restrictions on Ownership and Transfer

To facilitate compliance with the ownership limitations applicable to a REIT under the Code, the Iron Mountain REIT Charter contains restrictions on stock ownership and stock transfers.  These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Iron Mountain REIT Common Stock or otherwise be in the best interest of the stockholders.  All certificates representing shares of capital stock, if any, will bear legends describing or referring to these restrictions. The following discussion of the Iron Mountain REIT Charter assumes that the Merger has been approved by our stockholders and the Merger has been completed.

For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made).  Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made).  See the section below entitled “Material Federal Income Tax Considerations.” To facilitate compliance with these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among Iron Mountain REIT’s stockholders, the Iron Mountain REIT Charter contains provisions restricting the ownership or transfer of shares of Iron Mountain REIT stock. Our current REIT Status Protection Rights Agreement, which, as previously disclosed, we entered into on December 9, 2013 (the “Rights Agreement”), is designed to similarly facilitate compliance with these ownership requirements and protect us from the consequences of a concentration of ownership for the period before the effectiveness of the Merger.

The relevant sections of the Iron Mountain REIT Charter provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in the Iron Mountain REIT Charter) may beneficially or constructively own more than 9.8% in value of the aggregate of Iron Mountain REIT’s outstanding shares of stock, including Iron Mountain REIT’s common stock and preferred stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of Iron Mountain REIT stock.  We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by an individual or entity to be treated as owned by another individual or entity.  As a result, the acquisition of less than 9.8% in value of Iron Mountain REIT’s outstanding stock or less than 9.8% in value or number of Iron Mountain REIT’s outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of Iron Mountain REIT stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of Iron Mountain REIT’s outstanding stock or 9.8% in value or number of Iron Mountain REIT’s outstanding shares of any class or series of stock.

In addition to the ownership limits, the Iron Mountain REIT Charter prohibits any person from actually or constructively owning shares of Iron Mountain REIT stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

Our board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other REIT limits on ownership and transfer of Iron Mountain REIT stock described above, and may establish a different limit on ownership for any such person.  However, our board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT.  In order to be considered by our board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of Iron Mountain REIT stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must generally agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of Iron Mountain REIT stock described above) will result in the shares of stock being automatically transferred to a trust as described below.  As a condition of its waiver, our board of directors may require an opinion of counsel or U.S. Internal Revenue Service (“IRS”) ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, our board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in the Iron Mountain REIT Charter, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year).  Reduced ownership limits will not apply to any person whose percentage ownership of Iron Mountain REIT’s total shares of stock or of the shares of a class or series of Iron Mountain REIT stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of Iron Mountain REIT stock in excess of such percentage will be in violation of the ownership limits.

The Iron Mountain REIT Charter further prohibits:

•                  any person from transferring shares of Iron Mountain REIT stock if such transfer would result in shares of Iron Mountain REIT stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•                  any person from beneficially or constructively owning shares of Iron Mountain REIT stock if such ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Iron Mountain REIT stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

Pursuant to the Iron Mountain REIT Charter, if there is any purported transfer of Iron Mountain REIT stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to Iron Mountain REIT stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect.  The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust.  We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee.  Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand.  The Iron Mountain REIT Charter also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust.  If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the Iron Mountain REIT Charter, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of Iron Mountain REIT stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (2) the market price on the date we accept, or our designee accepts, such offer.  We have the right to accept such offer until the trustee has sold the shares of Iron Mountain REIT stock held in the trust pursuant to the clauses described below.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above.  Any net sales proceeds and extraordinary dividends in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be promptly paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above.  Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (1) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares.  The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above.  Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock.  In addition, if prior to discovery by us that shares of Iron Mountain REIT Common Stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand.  The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under the Iron Mountain REIT Charter.  The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and our board of directors, which compensation may be funded by us or the trust.  If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust.  To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee.  Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the General Corporation Law of the State of Delaware (the “Delaware Corporate Law”) effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•                  to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•                  to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of Iron Mountain REIT stock set forth in the Iron Mountain REIT Charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of Iron Mountain REIT stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

From time to time, at our request, every person that is an owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of Iron Mountain REIT stock, must provide us written notice of its name and address, the number of shares of each class and series of Iron Mountain REIT stock that the person beneficially owns and a description of the manner in which the shares are held.  Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits.  In addition, each beneficial owner or constructive owner of Iron Mountain REIT stock, and any person (including the stockholder of record) who is holding shares of Iron Mountain REIT stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Exclusive Forum Bylaw

The Iron Mountain REIT Bylaws include the Exclusive Forum Bylaw, which designates, with certain exceptions, Delaware, as the exclusive forum for certain legal actions.  The Exclusive Forum Bylaw is intended to avoid subjecting Iron Mountain REIT to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of the State of Delaware, which is Iron Mountain REIT’s state of incorporation and will continue to be its state of incorporation following the Merger.  The Exclusive Forum Bylaw will not apply to us if the Merger is not completed; if, however, our stockholders do not adopt the Merger Agreement but do ratify and approve the Exclusive Forum Bylaw, our board of directors intends to amend the Iron Mountain Bylaws promptly after the Special Meeting to include the Exclusive Forum Bylaw.  Although stockholder approval is not required to adopt the Iron Mountain REIT Bylaws, and, following the Merger, will not be required to amend the Iron Mountain REIT Bylaws, in view of the nature of the Merger and the Exclusive Forum Bylaw, certain equitable considerations, our board of directors’ firm commitment to communicating openly with our stockholders and the Company’s desire to adhere to high standards of corporate governance, our board of directors has determined that it is advisable to submit the Exclusive Forum Bylaw to an advisory, non-binding vote of our stockholders to memorialize the provision in the Iron Mountain REIT Bylaws.  Although the proposal to ratify and approve the Exclusive Forum Bylaw is an advisory, non-binding vote, if our stockholders do not ratify and approve the Exclusive Forum Bylaw, then the board of directors of Iron Mountain REIT intends to amend the Iron Mountain REIT Bylaws promptly after the Merger to eliminate the Exclusive Forum Bylaw.

Material Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax considerations relating to the Merger, to the 2014 Special Distribution, to our qualification and taxation as a REIT, and to the acquisition, ownership and disposition of our Common Stock.  The summary is based on existing law, and is limited to investors who acquire and own shares of our Common Stock as investment assets rather than as inventory or as property used in a trade or business.  The summary does not describe all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

•                  a bank, insurance company, or other financial institution;

•                  a regulated investment company or REIT;

•                  a subchapter S corporation;

•                  a broker, dealer or trader in securities or foreign currency;

•                  a person who marks-to-market our Common Stock;

•                  a person who has a functional currency other than the United States dollar;

•                  a person who acquires our Common Stock in connection with employment or other performance of services;

•                  a person subject to alternative minimum tax;

•                  a person who acquires or owns our Common Stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction;

•                  a United States expatriate; or

•                  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

The sections of the Code that govern the federal income tax qualification and treatment of a REIT and its stockholders are complex.  This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect.  Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary.  We have received private letter rulings from the IRS with respect to some but not all of the matters described in this summary, and we cannot assure you that the IRS or a court will agree with all of the statements made in this summary.  The IRS or a court could, for example, take a different position from that described in this summary with respect to our assets, acquisitions, operations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter rulings issued to us; furthermore, while a private letter ruling from the IRS generally is binding on the IRS, we and our counsel cannot rely on the private letter rulings if the factual representations, assumptions or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect.  If successful, IRS challenges could result in significant tax liabilities for applicable parties.  In addition, this summary is not exhaustive of all possible tax consequences, and does not describe any estate, gift, state, local or foreign tax consequences.  For all these reasons, we urge you and any prospective acquiror of our

Common Stock to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our Common Stock.  Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this Current Report on Form 8-K (this “Current Report”).  If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences generally will differ depending on whether or not you are a “U.S. stockholder.”  For purposes of this summary, a “U.S. stockholder” is a beneficial owner of our Common Stock who is:

•                  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•                  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to federal income taxation regardless of its source; or

•                  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty.  Conversely, a “non-U.S. stockholder” is a beneficial owner of our Common Stock who is not a U.S. stockholder.  If any entity treated as a partnership for federal income tax purposes is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our Common Stock.

Additionally, investors considering acquiring our Common Stock should consult their tax advisors concerning the application of United States federal income tax laws to their particular situation as well as any consequences of the acquisition, ownership and disposition of our Common Stock arising under the laws of any state, local or non-United States taxing jurisdiction.

Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Code, and the federal income tax consequences summarized below assume that the Merger will so qualify.  Our counsel, Sullivan & Worcester LLP, is expected to deliver an opinion that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a)(1)(F) of the Code.  However, upon review, the IRS or a court might conclude otherwise.

Neither Iron Mountain nor Iron Mountain REIT will recognize any gain or loss as a result of the Merger.  Except as described below with respect to non-U.S. stockholders that own or have owned in excess of 5% of Iron Mountain Common Stock, stockholders will not recognize any gain or loss upon the conversion of shares of Iron Mountain Common Stock into Iron Mountain REIT Common Stock pursuant to the Merger.  The initial tax basis of the Iron Mountain REIT Common Stock received by a stockholder pursuant to the Merger will be the same as such stockholder’s adjusted tax basis in the shares of the Iron

Mountain Common Stock being converted pursuant to the Merger.  The holding period of the Iron Mountain REIT Common Stock received by a stockholder pursuant to the Merger will include the stockholder’s holding period with respect to the shares of Iron Mountain Common Stock being converted pursuant to the Merger.

In the case of a non-U.S. stockholder that owns or has owned in excess of 5% of Iron Mountain Common Stock, it may be necessary for that stockholder to comply with the reporting and other requirements of applicable Treasury regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and a tacked holding period upon the conversion of shares of Iron Mountain Common Stock into Iron Mountain REIT Common Stock pursuant to the Merger.  If you are such a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine your reporting and other obligations with respect to the conversion of shares of Iron Mountain Common Stock into Iron Mountain REIT Common Stock pursuant to the Merger.

Taxation of the 2014 Special Distribution

We expect to make the 2014 Special Distribution in a combination of cash and our Common Stock, and it may be declared and paid before or declared and paid after the Merger, in that either is acceptable for REIT compliance purposes and will not affect the Merger or its federal income tax consequences.

The 2014 Special Distribution is intended to assist us in meeting two REIT distribution requirements that are described below in more detail:  first, that we distribute to our stockholders by December 31, 2014 our pre-REIT earnings and profits accumulated through December 31, 2013 and any additional C corporation earnings and profits to which we succeed during our 2014 taxable year; and second, that as a REIT we distribute to our stockholders our real estate investment trust taxable income, which for our 2014 taxable year is expected to be comprised of other items such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign earnings and profits repatriated as dividend income.  (Because we expect to recognize certain other items of taxable income in 2015, we may have to make a similar special distribution during our 2015 taxable year, but the size of any such distribution has not yet been determined.)

A stockholder receiving the 2014 Special Distribution will be treated for federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the stockholder had elected to receive, and actually did receive, all cash.  A stockholder that receives any Common Stock pursuant to the 2014 Special Distribution will generally have a tax basis in such stock equal to the amount such stockholder is treated as having received in the 2014 Special Distribution minus the amount of cash actually received, and the holding period in such stock will begin on the day following the payment of the 2014 Special Distribution.

In all other respects, the 2014 Special Distribution will be treated in the same manner as our other distributions to our stockholders during our 2014 taxable year, and accordingly other aspects of the federal income taxation of the 2014 Special Distribution are addressed below in, as applicable, “Taxation as a REIT”, “REIT Qualification Requirements”, “Taxation of U.S. Stockholders”, “Taxation of Tax-Exempt Stockholders”, “Taxation of Non-U.S. Stockholders”, and “Information Reporting, Backup Withholding and Foreign Account Withholding”.

Taxation as a REIT

Effective for our taxable year that commenced January 1, 2014, we intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, and the discussion below assumes that we will make that election by timely filing our federal income tax return as a REIT.  Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.  As a result of this REIT election, our deferred intercompany gains and similar consolidated return items will be restored into income for our taxable year ending December 31, 2013; however, we expect these restored amounts to total no more than $20.0 million, resulting in an incremental increase to our 2013 federal income tax liability and earnings and profits, but with no impact to our qualification and taxation as a REIT in 2014 and beyond.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, giving effect to the transactions described in this Current Report, including the Merger and the 2014 Special Distribution, and subject to the discussion below, we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation have enabled us to meet since January 1, 2014 and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.  Our counsel’s opinions are conditioned upon the assumption that the Iron Mountain Charter, the Iron Mountain Bylaws, the Iron Mountain REIT Charter, the Iron Mountain REIT Bylaws, the Rights Agreement, our storage contracts, and all other legal documents to which we are or have been a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this Current Report, upon the accuracy and completeness of the factual matters provided to us and to our counsel by accountants and appraisers, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation.  If this assumption or a representation is inaccurate or incomplete, our counsel’s opinions may be adversely affected and may not be relied upon.  The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect.  Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will qualify as or be taxed as a REIT for any particular year.  Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued.  Our counsel has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law.  Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

Our actual qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below.  Our ability to satisfy the asset tests will depend in part upon our board of directors’ good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination.  Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.  While we believe that we will satisfy these tests, our counsel will not review compliance with these tests on a continuing basis.  If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the Code (a “C corporation”), and our stockholders will be taxed like stockholders of C corporations, meaning that federal income tax generally will be applied at both the corporate and stockholder levels.  In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our stockholders could be reduced or eliminated.

As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our stockholders.  Distributions to our stockholders generally will be included in their income as dividends to the extent of our current or accumulated earnings and profits.  Our dividends will not generally be entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below.  No portion of any of our dividends will be eligible for the dividends received deduction for corporate stockholders.  Distributions in excess of current or accumulated earnings and profits will generally be treated for federal income tax purposes as returns of capital to the extent of a recipient stockholder’s basis in our Common Stock, and will reduce this basis.

Our current or accumulated earnings and profits generally will be allocated first to distributions made on our outstanding preferred stock, if any, and thereafter to distributions made on our Common Stock.  Moreover, under a priority rule for our pre-REIT earnings and profits (estimated to be approximately $600 million dollars as of January 1, 2014) and any other C corporation earnings and profits to which we succeed, in general all these C corporation earnings and profits are specially allocated to our earliest possible distributions in the applicable taxable year, and only then is the balance of our earnings and profits for the taxable year allocated, generally proportionately, among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule.  For all these purposes, our distributions will include both cash distributions and any in kind distributions of property that we might make, including the entire 2014 Special Distribution and any similar distribution that we might make in the future.

If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our stockholders.  However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

•                  We will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” determined by including our undistributed net capital gains, if any;

•                  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference;

•                  If we have net income from the disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%;

•                  If we have net income from prohibited transactions—that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than dispositions of foreclosure property and other than dispositions excepted under a statutory safe harbor—we will be subject to tax on this income at a 100% rate;

•                  If we fail to satisfy the REIT asset tests described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test;

•                  If we fail to satisfy the 75% gross income test or the 95% gross income test described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability;

•                  If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below), due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be subject to a penalty of $50,000 for each failure;

•                  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

•                  If we recognize gain on the disposition of any asset that was held by us on January 1, 2014 during a specified period (generally ten years) thereafter, then we will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over our basis in the asset on January 1, 2014, or the gain we recognize in the disposition.  In addition, any depreciation recapture income that we will recognize in our 2014 and subsequent taxable years, as a result of accounting method changes that were effective prior to January 1, 2014, will be fully subject to this 35% tax;

•                  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation (including, for example, if we were to liquidate a wholly owned TRS), and if we subsequently recognize gain on the disposition of this asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation’s basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition;

•                  If we acquire a corporation in a transaction where we succeed to its tax attributes or if we liquidate a domestic TRS, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition or liquidation, if any, not later than the end of our taxable year in which the acquisition or liquidation occurs.  However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution;

•                  As summarized below, REITs are permitted within limits to own stock and securities of a TRS.  A domestic TRS is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent.  While a foreign TRS is taxed in the United States only to the extent it has income that is effectively connected with the conduct of a trade or business in the United States or that is investment income from United States sources, a foreign TRS is generally subject to foreign taxes in the jurisdictions in which its assets or operations are located.  In addition, the REIT parent is subject to a 100% tax on the amount by which various charges and reimbursements between the parent REIT and its TRSs are determined to be priced excessively in favor of the REIT rather than on an arms’ length basis; and

•                  To the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions.  If we operate as we plan to operate, then we will distribute all of our taxable income to our stockholders such that we will generally not pay federal income tax.  As a result, we will be unable to recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability.  Also, as a REIT, we will be unable to pass through to our stockholders any foreign tax credits.

If we fail to qualify as a REIT or elect not to qualify as a REIT, then we will be subject to federal income tax in the same manner as a regular C corporation.  Further, as a regular C corporation, distributions to our stockholders will not be deductible by us, nor will distributions be required under the Code.  Also, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates described below in “Taxation of U.S. Stockholders” and, subject to limitations in the Code, will be potentially eligible for the dividends received deduction for corporate stockholders.  Finally, we will generally be disqualified from qualification as a REIT for the four taxable years following the taxable year in which the termination is effective.  Our failure to qualify as a REIT for even one year could result in reduction or elimination of distributions to our stockholders or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes, which could adversely impact our ability to make payments or distributions to our stockholders.  The Code provides relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet specified REIT requirements, all as described in more detail below.

REIT Qualification Requirements

General Requirements.  Section 856(a) of the Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)         that would be taxable, but for Sections 856 through 859 of the Code, as a domestic C corporation;

(4)         that is not a financial institution or an insurance company subject to special provisions of the Code;

(5)         the beneficial ownership of which is held by 100 or more persons;

(6)         that is not “closely held” as defined under the personal holding company stock ownership test, as described below; and

(7)         that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need to have been met during our first taxable year as a REIT.  We believe that we will meet conditions (1) through (7) during each of the requisite periods commencing with our 2014 taxable year, and that we will continue to meet these conditions in future taxable years.  There can, however, be no assurance in this regard.

By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year as a REIT) more than 50% in value of our outstanding stock is owned directly or indirectly by five or fewer individuals.  To help comply with condition (6), the Iron Mountain REIT Charter will, after the Merger, restrict transfers of our stock that would otherwise result in concentrated ownership positions, and the Rights Agreement is designed to have a comparable effect while it is in effect.  In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6).  Our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations.  Accordingly, we intend to comply with these regulations, and to request annually from record holders of significant percentages of our stock information regarding the ownership of our stock.  Under the Iron Mountain REIT Charter, our stockholders will be required to respond to these requests for information.  A stockholder who fails or refuses to comply with the request will be required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our Common Stock and other information.

For purposes of condition (6), the term “individuals” is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts.  As a result, REIT shares owned by an entity that is not an “individual” are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself.  Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust.  Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s federal income tax qualification as a REIT.  However, as described below, if a REIT is a “pension-held REIT,” each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT’s shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

The Code provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect.  Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification.  It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision.  This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

In addition, as a REIT we must retain the calendar year as our taxable year, and we intend to do so.

Our Wholly Owned Subsidiaries and Our Investments Through Partnerships.  Except in respect of TRSs as described below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation.  The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT’s.  We believe that each of our direct and indirect wholly owned subsidiaries, other than the TRSs described below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the Code (each such disregarded entity a “QRS”).  Thus, except for the TRSs described below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours.

We have invested and may invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes, including limited or general partnerships, limited liability companies or foreign entities.  In the case of a REIT that is a partner in a partnership, Treasury regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets described below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT’s proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share.  In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT.  Accordingly, our proportionate share of the assets, liabilities and items of income of each partnership in which we are a partner will be treated as ours for purposes of the income tests and asset tests described below.  In contrast, for purposes of the distribution requirement described below, we must take into account as a partner our share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

Other countries may impose taxes on the assets and operations of our QRSs and partnerships within their jurisdictions.  As a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

Taxable REIT Subsidiaries.  A REIT is permitted to own any or all of the securities of a “taxable REIT subsidiary” as defined in Section 856(l) of the Code, provided that no more than 25% of the total value of the REIT’s assets, at the close of each quarter, is comprised of investments in the stock or securities of its TRSs.  We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by real estate or interests in real property will not be treated as a security for purposes of this 25% TRS limitation.  Among other requirements, a TRS of ours must:

(1)         be a corporation (other than a REIT) for federal income tax purposes in which we directly or indirectly own shares;

(2)         join with us in making a TRS election;

(3)         not directly or indirectly operate or manage a lodging facility or a health care facility; and

(4)         not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

In addition, any corporation (other than a REIT) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a TRS.  Subject to the discussion below, we believe that we and each of our TRSs have complied with, and will continue to comply with, on a continuous basis, the requirements for TRS status at all times during which the subsidiary’s TRS election is reported as being in effect, and we believe that the same will be true for any TRS that we later form or acquire.

Our ownership of stock and securities in TRSs is exempt from the 10% and 5% REIT asset tests described below.  Also, as described below, TRSs can perform services for our tenants without disqualifying the rents and services fees we receive from those tenants under the 75% or 95% gross income tests described below.  Moreover, because TRSs are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary.  Therefore, TRSs may generally undertake third-party management and development activities and activities not related to real estate.

Restrictions are imposed on TRSs to ensure that they will be subject to an appropriate level of federal income taxation.  For example, a TRS may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year.  However, the TRS may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year’s 50% adjusted taxable income limitation.  In addition, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm’s length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment.  Finally, if in comparison to an arm’s length transaction, a third-party tenant has overpaid rent to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS.  A safe harbor exception to this excise tax applies if the TRS has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service.  Based on our transfer pricing analyses conducted by external transfer pricing specialists, we believe that our TRSs will receive at least arm’s length compensation from our tenants or from us for the services they provide to our tenants.  There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we or our TRSs are or will be subject to these impositions.

Other countries may impose taxes on the assets and operations of our TRSs within their jurisdictions.  However, as a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

Our Assets as Real Estate Assets.  Treasury regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures.  In addition, the term is defined recursively so that real property includes interests in real property.  The term “real property” includes both property located within and outside of the United States.  Local law definitions are not controlling as to what constitutes “real property”.  By way of illustration, Treasury regulations provide that real property includes wiring in a building, plumbing systems, central heating or central air-conditioning machinery, pipes or ducts, elevators or escalators installed in a building and other items which are structural components of a building or other inherently permanent structure.  Recently proposed Treasury regulations, with a proposed, prospective effective date, elaborate upon and generally affirm the principles of these existing Treasury regulations.

We have received a private letter ruling from the IRS that our steel racking structures are real estate assets.  This conclusion is consistent with prior administrative and judicial precedent involving building structures and building systems.  Accordingly, we believe that substantially all of our facility improvements, including our steel racking structures, are properly treated as real estate assets for purposes of Section 856 of the Code.

In addition, Treasury regulations provide that, for purposes of Section 856 of the Code, the term “interests in real property” includes several types of intangible interests that relate to real property such as timeshare interests that represent an undivided fractional fee interest, or undivided leasehold interest, in real property, and that entitle the holders of the interests to the use and enjoyment of the property for a specified period of time each year, and stock held by a person as a tenant-stockholder in a cooperative housing corporation.  In administrative pronouncements spanning several decades and most recently in proposed Treasury regulations, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that derive their value from and are inseparable from real property and real property rental revenues.  Consistent with this prior administrative practice as well as the recently proposed Treasury regulations, we have received a private letter ruling from the IRS that the portions of our intangible assets derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs’ service businesses, are “interests in real property” for purposes of Section 856 of the Code.  Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our storage rental business will be “interests in real property” and “real estate assets” for purposes of Section 856 of the Code.

In order to qualify as a mortgage on real property for purposes of the 75% gross income test and 75% asset test described below, a mortgage loan must be secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan.  In Revenue Ruling 80-280, 1980-2 C.B. 207, the IRS concluded that a loan secured by a mortgage loan can itself qualify as an interest in mortgages on real property where the ultimate collateral in the arrangement is real property of sufficient fair market value.  Although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests below will in fact so qualify, because we seek to have those loans secured by real property of sufficient fair market value.

Income Tests.  There are two gross income requirements for qualification as a REIT under the Code:

•                  At least 75% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code); (e) income from the repurchase or discharge of indebtedness; and (f) gross income, including applicable adjustments under Section 481(a) of the Code, excludable under Section 856(c)(5)(J)(i) of the Code on account of an IRS private letter ruling issued to us) must be derived from investments relating to real property, including “rents from real property” as defined under Section 856 of the Code, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property, dividends and gain from shares in other REITs, or amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(3) of the Code on account of an IRS private letter ruling issued to us.  When we receive new capital in exchange for our stock or in a public offering of five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

•                  At least 95% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code); (e) income from the repurchase or discharge of indebtedness; and (f) gross income, including applicable adjustments under Section 481(a) of the Code, excludable under Section 856(c)(5)(J)(i) of the Code on account of an IRS private letter ruling issued to us) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities or real property, or amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(2) on account of an IRS private letter ruling issued to us.

Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

In order to qualify as “rents from real property” under Section 856 of the Code, several requirements must be met:

•                  The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•                  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules.  While we intend not to lease property to any party if rents from that property would not qualify as “rents from real property”, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control.  For example, an unaffiliated third party’s ownership directly or by attribution of 10% or more by value of our stock, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), would result in that tenant’s rents not qualifying as “rents from real property”.  The Iron Mountain REIT Charter will, after the Merger, disallow transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our REIT status under the Code, and the Rights Agreement is designed to have a comparable effect for the period between the start of our first REIT taxable year and the Merger.  Nevertheless, there can be no assurance that the Rights Agreement and the Iron Mountain REIT Charter have been or will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule.  Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our stockholders necessarily be aware of ownership of our stock attributed to them under the Code’s attribution rules.

•                  There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant where the tenant is a TRS.  If at least 90% of the leased space of a property is leased to tenants other than TRSs and 10% affiliated tenants, and if the TRS’s rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property (or, based on a private letter ruling that we received from the IRS, substantially comparable to the rents paid by nonaffiliated tenants for comparable space in the geographic area if there is no comparable space at that property), then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.  At some of our facilities, we may lease space to a TRS so that, for example, the TRS can provide on-site services.  In any such instance, we cannot be sure that the rental relationship will qualify under the limited exception for leasing space to a TRS, and in some instances we expect that the rental relationship will in fact not qualify on account of not meeting the applicable 90% test.  Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is generally determined at the time the lease with the TRS is entered into, extended, and modified, if the modification increases the rents due under the lease.  However, if a lease with a “controlled TRS” is modified and the modification results in an increase in the rents payable by the TRS, any increase will not qualify as “rents from real property.”  For purposes of this rule, a “controlled TRS” is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock, and we expect that most all of our TRSs are and will remain controlled TRSs.

•                  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our TRSs.  There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income” (“UBTI”) under Section 512(b)(3) of the Code.  In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as “rents from real property” so long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

•                  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property”; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify.  The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.  While this 15% test generally is applied separately to each lease of real property, Treasury regulations provide that the test may be applied on an aggregate basis at a multi-tenanted facility with substantially similar leases, such that the aggregate rents received or accrued at the facility under substantially similar leases are tested by reference to the ratio of the fair market value of all rented personal property under such leases to the total fair market value of all rented real and personal property under such leases.

•                  In addition, “rents from real property” includes both charges we receive for services customarily rendered in connection with the rental of comparable real property in the same geographical area, and also charges we receive for services provided by our TRS as contemplated by a published IRS revenue ruling on this topic.  We have a received a private letter ruling from the IRS concluding that fees we receive for storage-related services constitute “rents from real property”, and we expect our storage-related service fees to continue to so qualify.

For the reasons set forth below, we believe that all or substantially all of our rents will qualify as “rents from real property” for purposes of Section 856 of the Code.

With respect to many of the services we render at our facilities, we believe that these services will be of the type that are usually or customarily performed in connection with the rental of storage space in the relevant geographical area and that are customarily performed by a tax-exempt organization without generating UBTI, and that these services thus satisfy both customary standards above so that we may provide them without utilizing a TRS.  Therefore, we believe that our provision of these customary services will not cause rents and customary services revenues received with respect to our properties to fail to qualify as “rents from real property.”  Any impermissible tenant services at a facility are expected to be provided by an independent contractor or a TRS under appropriate arrangements in order to avoid jeopardizing the qualification of our storage and related services revenues as “rents from real property.”  If, contrary to our expectation, the IRS or a court determines that one or more services we provide to our tenants directly (and not through a TRS or an independent contractor) are impermissible tenant services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a facility exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that facility, then all of the rents from that facility will be nonqualifying income for purposes of the 75% and 95% gross income tests.  Although rents at any one facility are generally immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible tenant services at our largest facilities or a large number of facilities could possibly jeopardize our ability to comply with the 95% gross income test, and in an extreme case possibly even with the 75% gross income test.  Under those circumstances, however, we expect that we would qualify for the gross income tests’ relief provision described below, and thereby preserve our qualification as a REIT; however, the penalty taxes associated with this relief could be material.  In applying the above criteria, each lease of space is evaluated separately from each other lease, except that the 1% threshold for impermissible tenant services is applied on a facility-by-facility basis, as described above.

With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in local currencies.  Accordingly, for federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates.  On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, the foreign exchange gains we recognize from repatriation are generally expected to constitute “real estate foreign exchange gains” under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized above.

In addition, when we own interests in entities that are “controlled foreign corporations” for federal income tax purposes, we are deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such controlled foreign corporations whether or not that income is actually distributed to us.  Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business.  Rents from real property are generally treated as earned in an active trade or business if the lessor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the lessor’s own officers or staff of employees.  We believe that our controlled foreign corporations generally satisfy this active rental exception, and accordingly we have not recognized and do not expect to recognize material amounts of Subpart F Income.  We have received private letter rulings from the IRS that the types of Subpart F Income most likely to be recognized by us either qualify under or are excluded from the 95% gross income test.  However, we have received no ruling regarding whether other types of Subpart F Income qualify for or are excluded from the 95% gross income test.  In addition, we do not believe our Subpart F income qualifies under the 75% gross income test.

Absent the “foreclosure property” rules of Section 856(e) of the Code, a REIT’s receipt of active, nonrental gross income from a property would not qualify under the 75% and 95% gross income tests.  But as foreclosure property, the active, nonrental gross income from a property would so qualify.  In the case of property leased by a REIT to a tenant, foreclosure property generally consists of the real property and incidental personal property that the REIT has reduced to possession upon a default or imminent default under the lease by the tenant, and as to which a timely foreclosure property election is made.  Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the Code.

Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate.  This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT.  We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax.  However, we believe that dispositions of assets that we might make will not be subject to the 100% penalty tax, because we intend to:

•                  engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

•                  own and use our assets for the long-term, with only occasional dispositions.

If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

•                  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

•                  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests.  Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the amount by which we failed the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.  This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% gross income tests outlined above on a continuing basis beginning January 1, 2014.

Asset Tests.  At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

•                  At least 75% of the value of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one-year period commencing with our receipt of the offering proceeds).

•                  Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

•                  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets.  In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as described below.  Our stock and securities in a TRS are exempted from these 5% and 10% asset tests.

•                  No more than 25% of the value of our total assets may be represented by stock or securities of TRSs.

We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by real estate or interests in real property will be treated as a real estate asset, and not as a security, for purposes of the REIT asset tests above.

We have received a private letter ruling from the IRS that our steel racking structures are real estate assets for purposes of Section 856 of the Code, and accordingly we believe that substantially all of our facility improvements, including our steel racking structures, are properly treated as real estate assets for purposes of Section 856 of the Code.  Additionally, we have received a private letter ruling from the IRS that the portions of our intangible assets derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs’ service businesses, are “interests in real property” for purposes of Section 856 of the Code.  Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our storage rental business will be “interests in real property” and “real estate assets” for purposes of Section 856 of the Code.  Because all or substantially all of our intangible assets (including goodwill) recorded on our financial statements, other than those allocated to our TRSs’ service businesses, relate to current and future rental cash flows from space in our facilities and from our storage rental business, we expect that such intangibles are and will remain “interests in real property.”

Following the close of each quarter after the beginning of our first REIT taxable year, our board of directors expects to review internally prepared valuation presentations, which will assist it in determining the nature and value of the assets shown on our financial statements for purposes of the various REIT asset and income tests under Section 856 of the Code.  Upon review and due consideration of each completed quarter’s valuation presentation, our board of directors will determine, to the maximum extent it is authorized and afforded discretion to determine such matters under applicable federal income tax laws (including in particular Section 856(c)(5)(A) of the Code), whether for the completed calendar quarter (a) the quantity of our intangible assets (including goodwill) that were derived from our real estate and storage rental business, as opposed to our TRSs’ service businesses, and (b) the value of our assets, including the value of our facilities, improvements (including steel racking structures and other building systems), intangibles and other assets, were such that we satisfied all of the above REIT asset tests.  In respect of the quarter ended March 31, 2014, and in accordance with the foregoing principles, our board of directors determined that we have satisfied all of the above REIT asset tests.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT.  After a REIT meets the asset tests at the close of any quarter, it will not lose its status as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if the fluctuations are caused by changes in the foreign currency exchange rate used to value any foreign assets; but this grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets.  When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests.  For purposes of this relief provision, the failure will be “de minimis” if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000.  If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest rate of corporate tax imposed, currently 35%, on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests.  These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.  However, as described above, it is unclear how we might apply the relief provisions to intangible assets that by their nature cannot be severed and separately transferred from our real property and our storage rental business.

The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay “rents from real property”, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT.  We will maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter or within the six month periods described above.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the above REIT asset tests on a continuing basis beginning January 1, 2014.

Annual Distribution Requirements.  In order to qualify for taxation as a REIT under the Code, we will be required to make annual distributions other than capital gain dividends to our stockholders in an amount at least equal to the excess of:

(1)         the sum of 90% of our “real estate investment trust taxable income” and 90% of our net income after tax, if any, from property received in foreclosure, over

(2)         the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our “real estate investment trust taxable income.”

For these purposes, our “real estate investment trust taxable income” is as defined under Section 857 of the Code and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate level taxes that we pay (e.g., taxes on built-in gains or depreciation recapture income).

The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration.  If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.  A distribution which is not pro rata within a class of our stock entitled to a distribution, or which is not consistent with the rights to distributions among our classes of stock, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements.  Taking into account our distribution policies, including the 2014 Special Distribution and any similar distribution or dividend reinvestment plan we might adopt in the future, we do not believe that we will make any preferential distributions; in particular, we have received a private letter ruling from the IRS that the mechanics we would employ for the 2014 Special Distribution will not result in a preferential distribution.

The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below.  To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to federal income tax (at regular corporate rates) on undistributed amounts.  In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our stockholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for that preceding calendar year.  For this purpose, the term “grossed up required distribution” for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision.  We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.  In addition, we have received a private letter ruling from the IRS that we will be treated as having sufficient earnings and profits to fully distribute as a dividend to our stockholders the taxable income we earned on account of depreciation recapture.

If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, or if we so choose, we may find it necessary or desirable to arrange for another distribution, which may be paid in a mix of our Common Stock and cash, like the 2014 Special Distribution, or to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status.  We can provide no assurance that financing would be available for these purposes on favorable terms, if at all.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to stockholders in a later year.  These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute all C corporation earnings and profits that relate to our pre-REIT period or that we inherit from acquired corporations, both as described below.

Our C Corporation History

Our Built-in Gains.  As described above, notwithstanding our anticipated qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances.  If we recognize gain on the disposition of any REIT asset that was held by us on January 1, 2014 during a specified period (generally ten years) thereafter, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset’s fair market value over our basis in the asset, each determined on January 1, 2014, or (2) our gain recognized in the disposition.  Accordingly, any taxable disposition during the specified period of a REIT asset we held on January 1, 2014 could be subject to this built-in gains tax.  In addition, the depreciation recapture income that we will recognize in our 2014 and subsequent taxable years, as a result of accounting method changes that were effected prior to January 1, 2014, will be fully subject to this 35% built-in gains tax.

Our Earnings and Profits.  A REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year.  Thus, in order to qualify as a REIT, we are required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits prior to the end of our first taxable year as a REIT, that is, December 31, 2014.  Absent an available relief provision, failure to distribute these pre-REIT accumulated earnings and profits before December 31, 2014 would result in our disqualification as a REIT.  The distribution of our pre-REIT accumulated earnings and profits will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” described below in “Taxation of U.S. Stockholders.”

Although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the amount of our undistributed pre-REIT accumulated earnings and profits, we have retained accountants to assist us in calculating the amount of our undistributed pre-REIT accumulated earnings and profits as of December 31, 2013.  Based on these calculations, we believe that we will have no more than $600 million in undistributed pre-REIT accumulated earnings and profits as of December 31, 2013, and we will distribute this amount to our stockholders no later than December 31, 2014.  However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation of the undistributed pre-REIT accumulated earnings and profits.  If it is subsequently determined that we had undistributed pre-REIT accumulated earnings and profits as of the end of a taxable year (including our first taxable year as a REIT), we may be eligible for a relief provision similar to the “deficiency dividends” procedure described above.  To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our stockholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

Acquisitions of C Corporations

In addition to the circumstances described above, we will be subject to corporate taxation if we as a REIT acquire an asset from a corporation in a transaction in which our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of that asset in the hands of a present or former C corporation (including, for example, if we were to liquidate a TRS or convert a TRS to a QRS), and if we subsequently recognize gain on the disposition of that asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation.  In such case, we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset’s fair market value over its adjusted tax basis, each determined as of the time the asset ceased to be owned by the C corporation, or (2) our gain recognized in the disposition.  Accordingly, any taxable disposition of an asset so acquired during the specified period (generally ten years) could be subject to tax under these rules.

As described above, if we as a REIT acquire a corporation, liquidate a TRS or convert a TRS to a QRS, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, not later than the end of our taxable year in which the transaction occurred.  However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.  The distribution of our C corporation earnings and profits will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “Taxation of U.S. Stockholders.”  Special rules apply if we liquidate a foreign TRS or convert it to a QRS, including as to the federal income tax bases in the assets that carry over to us, and as to the foreign earnings and profits which we must generally include as additional, repatriated dividend income that counts favorably toward the 95% gross income test but not the 75% gross income test.  In general, however, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings and profits of the liquidated foreign TRS.  The distribution of these foreign earnings and profits from qualifying TRSs will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “Taxation of U.S. Stockholders.”

Taxation of U.S. Stockholders

For noncorporate U.S. stockholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%.  For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%.  However, because we are generally not subject to federal income tax on the portion of our real estate investment trust taxable income distributed to our stockholders, dividends on our Common Stock generally will not be eligible for such preferential tax rates, except that any distribution of C corporation earnings and profits, taxed built-in gain items (including our depreciation recapture income that is subject to this tax), and repatriated dividend income in respect of foreign earnings and profits from qualifying TRSs will potentially be eligible for these preferential tax rates, and these three exceptions are expected to be operative for our 2014 and 2015 taxable years.  As a result, our ordinary dividends will generally be taxed at the higher federal income tax rates applicable to ordinary income, but some portion of our dividends for our 2014 and 2015 taxable years will be eligible for the preferential tax rates.  To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)         long-term capital gains, if any, recognized on the disposition of our Common Stock;

(2)         our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3)         our dividends attributable to dividend income received by us from C corporations such as domestic TRSs and qualifying foreign TRSs (including foreign earnings and profits from qualifying TRSs repatriated as dividend income during our 2014 and 2015 taxable years);

(4)         our dividends attributable to our pre-REIT earnings and profits or to earnings and profits that we inherit from C corporations; and

(5)         our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as our depreciation recapture income or sale gains subject to the 35% built-in gains tax), net of the corporate taxes thereon.

As long as we qualify as a REIT for federal income tax purposes, a distribution to our U.S. stockholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits.  Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as described below, to the extent they do not exceed our actual net capital gain for the taxable year.  However, corporate stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed.  In that case:

(1)         we will be taxed at regular corporate capital gains tax rates on retained amounts;

(2)         each U.S. stockholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

(3)         each U.S. stockholder will receive a credit or refund for its designated proportionate share of the tax that we pay;

(4)         each U.S. stockholder will increase its adjusted basis in our Common Stock by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. stockholder’s proportionate share of the tax that we pay; and

(5)         both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. stockholders of the relevant tax information within 60 days after the close of the affected taxable year.

If for any taxable year we designate capital gain dividends for U.S. stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock.  We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. stockholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our stock.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the stockholder’s adjusted tax basis in the stockholder’s stock, but will reduce the stockholder’s basis in its stock.  To the extent that these excess distributions exceed a U.S. stockholder’s adjusted basis in our stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. stockholders at preferential maximum rates.  No U.S. stockholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.  Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its stockholders under Treasury regulations which are to be prescribed.  It is possible that these Treasury regulations will require tax preference items to be allocated to our stockholders with respect to any accelerated depreciation or other tax preference items that we claim.

The preferential tax rates available to noncorporate U.S. stockholders for dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend; for this purpose, Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock.  Also, for purposes of calculating this 61-day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our Common Stock, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our Common Stock, will not be counted toward the required holding period.

For some U.S. stockholders, the 2014 Special Distribution and any distributions considered related under Section 1059 of the Code may be “extraordinary dividends.”  An “extraordinary dividend” is generally a dividend on a share of stock that is equal to at least 10% of a stockholder’s adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date.  For some noncorporate U.S. stockholders that receive an extraordinary dividend from us, and to the extent that dividend is eligible for the preferential tax rates described above, a later sale of the underlying stock at a loss will result in long-term capital loss, regardless of the stockholder’s holding period in the stock.

A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the stockholder’s adjusted basis in our Common Stock that is sold or exchanged.  This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period in the stock exceeds one year.  In addition, any loss upon a sale or exchange of our Common Stock held for six months or less will generally be treated as a long-term capital loss to the extent of our long-term capital gain dividends paid on such shares during the holding period.

U.S. stockholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (which shall be calculated by including dividends on and gains from the sale or other disposition of our Common Stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

If a U.S. stockholder recognizes a loss upon a disposition of our Common Stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS.  These Treasury regulations are written quite broadly, and apply to many routine and simple transactions.  A reportable transaction currently includes, among other things, a sale or exchange of stock resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in any combination of years in the case of stock held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in any combination of years in the case of stock held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals.  A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS’s Office of Tax Shelter Analysis.  The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Noncorporate U.S. stockholders who borrow funds to finance their acquisition of our Common Stock could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred.  Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income.  A U.S. stockholder’s net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt Stockholders

The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of these rules.  If you are a tax-exempt stockholder, we urge you to consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Common Stock.

Subject to the pension-held REIT rules described below, our distributions made to stockholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute UBTI, provided that the stockholder has not financed its acquisition of our Common Stock with “acquisition indebtedness” within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

Tax-exempt pension trusts that own more than 10% by value of a “pension-held REIT” at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as UBTI.  This percentage is equal to the ratio of:

(1)         the pension-held REIT’s gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

(2)         the pension-held REIT’s gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%.  A REIT is a pension-held REIT if:

•                  the REIT is “predominantly held” by tax-exempt pension trusts; and

•                  the REIT would fail to satisfy the “closely held” ownership requirement, described above in “REIT Qualification Requirements”, if the stock in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT’s stock, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT’s stock, own in the aggregate more than 50% by value of the REIT’s stock.  Because of the stock ownership concentration restrictions to be contained in the Iron Mountain REIT Charter (and the comparable mechanism in the Rights Agreement), we believe that we have not been, and will not become, a pension-held REIT.  However, because Iron Mountain Common Stock has been and Iron Mountain REIT Common Stock is expected to remain publicly traded, we will not be able to completely control whether or not we become a pension-held REIT.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from a REIT as UBTI.  In addition, these prospective investors should consult their own tax advisors concerning any “set aside” or reserve requirements applicable to them.

Taxation of Non-U.S. Stockholders

The rules governing the United States federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of these rules.  If you are a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Common Stock.

In general, a non-U.S. stockholder will be subject to regular United States federal income tax in the same manner as a U.S. stockholder with respect to its investment in our Common Stock if that investment is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. stockholder maintains in the United States).  In addition, a corporate non-U.S. stockholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, which is payable in addition to regular United States federal corporate income tax.  The balance of this discussion of the United States federal income taxation of non-U.S. stockholders addresses only those non-U.S. stockholders whose investment in our Common Stock is not effectively connected with the conduct of a trade or business in the United States.

A distribution by us to a non-U.S. stockholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits.  A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty.  Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate as a capital gain dividend.  Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder’s adjusted basis in our Common Stock, and the nontaxable return of capital will reduce the adjusted basis in its stock.  To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. stockholder’s adjusted basis in our Common Stock, the distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of its stock, as described below.  A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of our current and accumulated earnings and profits.

From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests.  However, capital gain dividends that are received by a non-U.S. stockholder, as well as dividends attributable to our sales of United States real property interests, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) these dividends are received with respect to a class of stock that is “regularly traded” on a domestic “established securities market” (such as the New York Stock Exchange (“NYSE”)), both as defined by applicable Treasury regulations, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date of distribution of the applicable capital gain and United States real property interest dividends; although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test, and that Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock.  If both of these provisions are satisfied, qualifying non-U.S. stockholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to our sales of United States real property interests as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. stockholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends.  Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless, as described below, reduced by an applicable treaty.  Although there can be no assurance in this regard, we believe that Iron Mountain Common Stock has been and Iron Mountain REIT Common Stock will remain “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations; however, we can provide no assurance that Iron Mountain REIT Common Stock will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.

Except as described above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder.  Accordingly, a non-U.S. stockholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. stockholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. stockholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. stockholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts.  The applicable withholding agent will be required to withhold from distributions to such non-U.S. stockholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend.  In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends.  The amount of any tax withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

A special “wash sale” rule may apply to a non-U.S. stockholder who owns our Common Stock if (1) the non-U.S. stockholder owns more than 5% of our Common Stock at any time during the one-year period ending on the date of the distribution described below, or (2) our Common Stock is not, within the meaning of applicable Treasury regulations, “regularly traded” on a domestic “established securities market” (such as the NYSE); although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test, and that Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock.  Although there can be no assurance in this regard, we believe that Iron Mountain Common Stock has been and Iron Mountain REIT Common Stock will remain “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations, all as described above; however, we can provide no assurance that Iron Mountain REIT Common Stock will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.  We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. stockholder that owns more than 5% of our Common Stock.  Such a non-U.S. stockholder will be treated as having made a “wash sale” of our Common Stock if it (1) disposes of an interest in our Common Stock during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. stockholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our Common Stock, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date.  In the event of such a wash sale, the non-U.S. stockholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest.  As described above, a non-U.S. stockholder’s gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock.

Tax treaties may reduce the withholding obligations on our distributions.  Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions.  A non-U.S. stockholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits.  If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s United States federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS.  The 35% withholding tax rate described above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. stockholders but is higher than the current preferential maximum rates on capital gains generally applicable to noncorporate non-U.S. stockholders.  Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.  In the case of any constructive distributions or in kind distributions of property, including a distribution of our Common Stock in a cash and stock distribution such as the 2014 Special Distribution, the applicable withholding agent may collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. stockholder would otherwise receive or own if the cash portion of any such distribution is not sufficient to cover the withholding liability, and the non-U.S. stockholder may bear brokerage or other costs for this withholding procedure.

Non-U.S. stockholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us.  In addition, a non-U.S. stockholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains.  A non-U.S. stockholder may file for a refund from the IRS for the amount that the non-U.S. stockholder’s proportionate share of tax paid by us exceeds its federal income tax liability on the constructively distributed capital gains.

If our Common Stock is not a “United States real property interest” within the meaning of Section 897 of the Code, then a non-U.S. stockholder’s gain on sale of our Common Stock generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain.  Our Common Stock will not constitute a United States real property interest if we are a “domestically controlled REIT.”  A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding shares was directly or indirectly held by foreign persons; for this exception to be available, it is unclear whether a new REIT like us must have been a REIT during the preceding five years and, if not, whether we are required to satisfy the foreign ownership limit with ownership history from our pre-REIT period, or whether instead the relevant period for testing foreign ownership commenced on our first day as a REIT.  We can provide no assurance that we are or will remain a domestically controlled REIT.  If we are not a domestically controlled REIT, a non-U.S. stockholder’s gain on sale of our Common Stock will not be subject to United States federal income taxation as a sale of a United States real property interest if that class of stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. stockholder has at all times during the preceding five years owned 5% or less by value of that class of stock; although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test, and that Iron Mountain Common Stock and, after the Merger, Iron Mountain REIT Common Stock is to be treated as the same stock.  In this regard, because the stock of others may be redeemed, a non-U.S. stockholder’s percentage interest in our Common Stock may increase even if it acquires no additional Common Stock.  If the gain on the sale of our Common Stock were subject to United States federal income taxation, the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to its gain and will be required to file a United States federal income tax return reporting that gain; in addition, a corporate non-U.S. stockholder might owe branch profits tax under Section 884 of the Code.  A purchaser of our Common Stock from a non-U.S. stockholder will not be required to withhold on the purchase price if the purchased stock is regularly traded on an established securities market or if we are a domestically controlled REIT.  Otherwise, a purchaser of our Common Stock from a non-U.S. stockholder may be required to withhold 10% of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding and Foreign Account Withholding

Information reporting, backup withholding and foreign account withholding may apply to distributions or proceeds paid to our stockholders under the circumstances described below.  If a stockholder is subject to backup or other U.S. federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a constructive distribution or a distribution in kind, such as the 2014 Special Distribution, even though there is insufficient cash from which to satisfy the withholding obligation.  To satisfy this withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

The backup withholding rate is currently 28%.  Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the stockholder’s federal income tax liability.  A U.S. stockholder may be subject to backup withholding when it receives distributions on our Common Stock or proceeds upon the sale, exchange, redemption, retirement or other disposition of our Common Stock, unless the U.S. stockholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

•                  provides the U.S. stockholder’s correct taxpayer identification number; and

•                  certifies that the U.S. stockholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. stockholder has not provided and does not provide its correct taxpayer identification number on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the applicable withholding agent may have to withhold a portion of any distributions or proceeds paid to such U.S. stockholder.  Unless the U.S. stockholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our Common Stock paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

Distributions on our Common Stock to a non-U.S. stockholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. stockholder and to the IRS.  This information reporting requirement applies regardless of whether the non-U.S. stockholder is subject to withholding on distributions on our Common Stock or whether the withholding was reduced or eliminated by an applicable tax treaty.  Also, distributions paid to a non-U.S. stockholder on our Common Stock may be subject to backup withholding, unless the non-U.S. stockholder properly certifies to the applicable withholding agent its non-U.S. stockholder status on an IRS Form W-8 or substantially similar form.  Information reporting and backup withholding will not apply to proceeds a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our Common Stock, if the non-U.S. stockholder properly certifies its non-U.S. stockholder status on an IRS Form W-8 or substantially similar form.  Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our Common Stock if the non-U.S. stockholder receives those proceeds through a broker’s foreign office.

Non-United States financial institutions and other non-United States entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by United States persons.  The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-United States persons.  In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to non compliant foreign financial institutions and account holders.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules.  The foregoing withholding will generally apply to payments of dividends made after June 30, 2014, and to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of our Common Stock) made after December

31, 2016.  We encourage you to consult with your tax advisor regarding foreign account tax compliance if you hold our Common Stock through a non-United States intermediary or are a non-United States stockholder.

Other Tax Consequences

Our tax treatment or that of our stockholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect.  The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the United States Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently.  Some of these changes could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of TRSs.  Likewise, the rules regarding taxes other than federal income taxes may also be modified.  No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our stockholders.  Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our Common Stock.  We and our stockholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our stockholders transact business or reside.  These tax consequences may not be comparable to the federal income tax consequences described above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as “believes,” “expects,” “anticipates,” “estimates,” “plans” or similar expressions, we are making forward looking statements. Although we believe that the forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. For example:

•                  This Current Report states that the Iron Mountain board of directors approved our conversion to a REIT.  REIT qualification involves the application of highly technical and complex provisions of the Code to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. Although we have operated and plan to operate in a manner consistent with the REIT qualification rules, we cannot give assurance that we have qualified or will remain qualified. Further, under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more TRSs and other nonqualifying assets. This limitation may affect our ability to make large investments in other non-REIT qualifying operations or assets. As such, compliance with REIT tests may hinder our ability to make certain attractive investments, including the purchase of significant nonqualifying assets and the material expansion of non-real estate activities.

•                  This Current Report provides an estimated range of the 2014 Special Distribution.  We have retained accountants to assist us in calculating the amount of our undistributed pre-REIT accumulated earnings and profits as of December 31, 2013.  However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation of our undistributed pre-REIT accumulated earnings and profits.  If it is subsequently determined that we had undistributed pre-REIT accumulated earnings and profits as of the end of our first taxable year as a REIT, we may be eligible for a relief provision.  To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our stockholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid. In addition, certain other taxable income items for 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign earnings and profits repatriated as dividend income, may be materially different from our current estimates and projections.  For these reasons and others, the actual 2014 Special Distribution may be materially different from our estimated range.

•                  This Current Report states that the Iron Mountain board of directors intends to amend the Iron Mountain Bylaws promptly following the Special Meeting to include the Exclusive Forum Bylaw if (1) our stockholders do not adopt the Merger Agreement and (2) our stockholders ratify and approve the Exclusive Forum Bylaw. Such amendment, however, may be delayed or may not occur if the Iron Mountain board of directors changes its determination after the Special Meeting.

Our forward-looking statements should not be relied upon except as statements of our present intentions and of our present expectations, which may or may not occur. Cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in this Current Report, as well as our other filings with the SEC, including the sections “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements”, as applicable, in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014, our Current Report on Form 8-K filed with the SEC on May 5, 2013, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on July 31, 2014, copies of which are available upon request from us. We do not assume any obligation to update the forward-looking information contained in this Current Report.

Additional Information

This Current Report may be deemed to be solicitation material in respect of the proposed stockholder vote approving the Merger to implement REIT-related ownership limitations.  Iron Mountain REIT has filed with the SEC a Registration Statement on Form S-4, which Registration Statement will include a definitive proxy statement of Iron Mountain and prospectus of Iron Mountain REIT (when available). BEFORE MAKING ANY VOTING DECISION, IRON MOUNTAIN STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.  The definitive proxy statement/prospectus (when available) will be mailed to stockholders of Iron Mountain. Stockholders will be able to obtain, without charge, a copy of the definitive proxy statement/prospectus (when available) and other documents that Iron Mountain and Iron Mountain REIT file with the SEC from the SEC’s website at www.sec.gov.  The definitive proxy statement/prospectus (when available) and other relevant documents will also be available, without charge, by directing a request by mail or telephone to Iron Mountain, Attn: Investor Relations, One Federal Street, Boston, Massachusetts 02110, or from our website, www.ironmountain.com.

Iron Mountain, Iron Mountain REIT, their respective directors and executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the Special Meeting. Additional information regarding the interests of such potential participants will be included or incorporated by reference in the definitive proxy statement/prospectus (when available).

Item 9.01.                                        Financial Statements and Exhibits.

(b)                                 Pro Forma Financial Information.

Attached as Exhibit 99.1 and incorporated herein by reference are (i) the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013, (ii) the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2014 and (iii) the unaudited pro forma consolidated balance sheet as of June 30, 2014, after giving effect to the Merger and the REIT Conversion described herein, including the qualification or formation of our QRSs and TRSs. The unaudited pro forma balance sheet is based on Iron Mountain Incorporated’s historical financial statements and gives effect to the 2014 Special Distribution and the Merger as if they had occurred on June 30, 2014. The unaudited pro forma statements of operations are based on Iron Mountain Incorporated’s historical financial statements and give effect to the REIT Conversion and the Merger as if they had occurred on January 1, 2013. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the REIT Conversion and the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the consolidated results of Iron Mountain Incorporated.

(d)                                 Exhibits.

Exhibit No.	Exhibit
8.1	Opinion of Sullivan & Worcester LLP as to tax matters.
23.1	Consent of Sullivan & Worcester LLP (contained in Exhibit 8.1).
99.1	Unaudited Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Name:	Ernest W. Cloutier
Title:	Executive Vice President and General Counsel

Date: August 4, 2014